As filed with the Securities and Exchange Commission on December 9, 2003

Registration No. 333-109787

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NOVASTAR FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

8140 Ward Parkway, Suite 300

Maryland	Kansas City, MO 64114	74-2830661
(State of Incorporation)	(Address of Principal Executive Offices)	(IRS Employer I.D. Number)

Scott F. Hartman

Chairman of the Board and Chief Executive Officer

NOVASTAR FINANCIAL, INC.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

(Name and Address of Agent for Service)

Copy to:

W. Lance Anderson	Phillip R. Pollock, Esq.
President and Chief Operating Officer	TOBIN & TOBIN
NOVASTAR FINANCIAL, INC.	500 Sansome Street, 8th Floor
8140 Ward Parkway, Suite 300	San Francisco, CA 94111
Kansas City, MO 64114	(415) 433-1400
(816) 237-7000

Approximate Date of Commencement of Proposed Sale to the Public:    At any time and from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock	2,000,000	$33.72	$67,440,000	$5,455.90

(1)	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Direct Stock Purchase and Dividend Reinvestment Plan. The amount of shares to be registered reflects the registrant’s two-for-one split of its common stock, where one additional share of common stock for each share owned was issued to shareholders of record as of November 17, 2003 on December 1, 2003.
(2)	Calculated pursuant to Rule 457(c). The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered. The proposed maximum offering price is based on the price of the securities at the time the Form S-3 was filed with the Commission on October 17, 2003, and reflects the two-for-one common stock split.
(3)	Does not take into account the discount of 0% to 3% (subject to change) offered to participants in the registrant’s Direct Stock Purchase and Dividend Reinvestment Plan.
(4)	In accordance with Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus, which also relates to the securities covered in the registrant’s Amendment No. 1 to Form S-3 Registration Statement, File No. 333-101398. The amount of securities remaining eligible to be sold under the prior Registration Statement (31,000 shares) shall be carried forward to this Registration Statement. The filing fee related to the amount of securities being carried forward was paid with the prior Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Direct Stock Purchase and Dividend Reinvestment Plan

2,031,000 Shares

NovaStar Financial, Inc.

Common Stock

Please read this prospectus carefully before investing and

retain it for your future reference.

We are offering existing holders of our common stock and new investors the opportunity to participate in our Direct Stock Purchase and Dividend Reinvestment Plan. The Plan is designed to be an economical and convenient method for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock.

If you currently hold our common stock, you may elect to have all or a percentage of your cash dividends automatically invested in additional shares of common stock at a discount from the market price that may range from 0% to 3%, without payment of any brokerage commission or service charge. If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive your cash dividends, if and when declared, as usual.

If you are either an existing holder of our common stock or a new investor, you may also purchase shares of common stock with optional cash payments of $100 to $10,000 per month at a discount determined by us each month and without payment of any brokerage commission or service charge. The discount may range from 0% to 3%. Optional cash payments in excess of the $10,000 monthly limit require our prior approval.

Investing in our common stock involves risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before enrolling in the Plan.

To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of our common stock, unless our Board of Directors waives this limitation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities issued under the Plan or have determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000.

December     , 2003

PROSPECTUS TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS AND NOTICE ABOUT INFORMATION PRESENTED

This prospectus contains or incorporates by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, changes in interest rates on our mortgage assets and borrowings, changes in prepayment rates on our mortgage assets, general economic conditions, particularly as they affect the price of mortgage assets and the credit status of borrowers, and the level of liquidity in the capital markets, as it affects our ability to finance our mortgage asset portfolio.

Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission or SEC, including Forms 10-Q and 10-K.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

SUMMARY

The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the Plan which appears in this prospectus. Capitalized terms have the meanings given to them in the Plan.

Our Company

NovaStar Financial, Inc. is a Maryland corporation operating as a specialty finance company. We are self-advised and self-managed and carry out our business primarily through three separate but inter-related units—mortgage lending, portfolio management and branch operations. We have elected to be taxed as a real estate investment trust or REIT since our tax year ending December 31, 1996. We distribute to our shareholders as dividends the mortgage payments we receive from our real estate loans and securities, less interest expense and operating costs.

Purpose of the Plan

The purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a percentage of their cash dividends in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

Source of Purchase of Shares

Shares of common stock purchased through the Plan will be purchased either directly from us as newly issued shares or Treasury shares or on the open market or through privately negotiated transactions, or by a combination of such purchases, at our option.

Investment Options

If you are eligible, you may begin participating in the Plan by completing an authorization form and returning it to the Plan Administrator. Brokers and nominees may reinvest dividends and make Optional Cash Payments on behalf of beneficial owners. Enrollment in the Plan is entirely voluntary and you may terminate your participation at any time.

You may choose from the following options:

Full Dividend Reinvestment:    The Plan Administrator will apply all cash dividends relating to all shares of common stock registered in your name and all cash dividends on all shares distributed to you under the Plan together with Optional Cash Payments, toward the purchase of additional shares of our common stock.

Partial Dividend Reinvestment:    The Plan Administrator will apply the cash dividends on a percentage of common shares registered in your name specified by you to purchase additional shares of our common stock. The Plan Administrator will pay the dividends relating to the remaining shares of common stock to you in cash.

Optional Cash Payments Only: You will continue to receive cash dividends on shares of common stock registered in your name in the usual manner. You may make Optional Cash Payments to invest in additional shares of our common stock, subject to monthly minimums and maximums.

You may change your investment options at any time by requesting a new authorization form from the Plan Administrator and returning it to the Plan Administrator.

Optional Cash Payments	Each Optional Cash Payment is subject to a minimum purchase of $100 and a maximum per month purchase limit of $10,000. Optional Cash Payments in excess of $10,000 require our prior approval.

Threshold Price

When pre-approved Optional Cash Payments in excess of $10,000 are being used to purchase common stock from us, rather than in the open market, we may establish a Threshold Price which is the minimum price at which our common stock must trade on a given day during the Pricing Period to be included in the determination of the Market Price (as described below) for such investments. Your investment will be reduced, and  1/10th of your Optional Cash Payment will be returned to you without interest, for each trading day that does not meet the Threshold Price.

Maximum Price

As an investor in a pre-approved optional cash purchase that exceeds $10,000, you may set a Maximum Price for such purchases if the stock is being acquired directly from us (and not through open market purchases). If the Market Price, less the applicable discount, exceeds the Maximum Price specified by you, no purchase shall be made and your Optional Cash Payment will be returned to you.

Cash Discounts

Each month, we may establish a discount between 0% and 3% from the Market Price applicable to Optional Cash Payments. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments under $10,000 during that month. With respect to common stock purchased with reinvested dividends, the discount off the Market Price may range from 0% to 3%.

Investment Date	With respect to dividend reinvestment:

The Investment Date will be (i) if acquired directly from us, the dividend payment date declared by our Board of Directors, or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days, defined as any day other than Saturday, Sunday or legal holiday on which the New York Stock Exchange (NYSE) or another applicable securities exchange is closed or a day on which NovaStar Financial, Inc. or the Plan Administrator is authorized or obligated by law to close, following the dividend payment date.

With respect to Optional Cash Payments:

The Investment Date is on or about the 21st day of each month or, in the case of open market purchases, some day or days between the 21st and the next 10 business days thereafter, as market conditions permit.

Price

Whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at the applicable discount from the Market Price. In no event shall the amount of the discount plus brokerage commissions, if any, paid by us exceed 5% of the fair market value of our common stock on the date of purchase.

The Market Price, in the case of shares purchased directly from us, will be the average of the daily closing prices, computed to 3 decimal places, of our common stock on the NYSE, as reported on Bloomberg, during the Pricing Period. A Pricing Period is generally a period of 10 consecutive trading days.

In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to 3 decimal places, for all of the common stock purchased by the Plan Administrator with all Participants’ reinvested dividends or Optional Cash Payments for the related month.

Expenses

With respect to shares of common stock purchased directly from us from reinvested dividends or Optional Cash Payments, we will pay expenses incurred in connection with such purchases. With respect to shares of common stock purchased in the open market, we will also pay brokerage commissions so long as the combined discount and brokerage commissions do not exceed 5% of the value of our common stock on the date of purchase. We will pay all other costs of administering the Plan. However, if you request that the Plan Administrator sell all or any percentage of your shares, you must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.

No Interest Pending Investment	No interest will be paid on cash dividends or Optional Cash Payments pending investment or reinvestment under the terms of the Plan.

Withdrawal	You may withdraw from the Plan with respect to all or a percentage of the shares held in your Plan account at any time by notifying the Plan Administrator in writing.

Amount Offered

We have registered up to 2,600,000 shares of common stock authorized to be issued under the Securities Act of 1933, as amended (the Securities Act) for the Plan. As of the date of this prospectus, 2,031,000 shares of Common Stock are available for issuance. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

RISK FACTORS

You should consider the following risk factors before deciding to purchase shares of our common stock. We also refer you to the discussion of risk factors set forth in our Annual Report on Form 10-K, which is incorporated into this prospectus by reference.

•	Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may harm our lending operations. We are currently dependent upon a limited number of primary credit facilities for funding of our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could harm our lending operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distributions to our stockholders. In October 1998, the subprime mortgage loan market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints which harmed our business and our profitability.

•	An interruption or reduction in the securitization and whole loan markets or change in terms offered by these markets would hurt our financial position. We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market, in our ability to obtain attractive terms or in the market’s demand for our loans could have a material adverse effect on our results of operations, financial conditions and business prospects.

•	Financing with repurchase agreements may lead to margin calls if the market value of mortgage assets declines. We use repurchase agreements to finance our acquisition of mortgage assets in the short-term. In a repurchase agreement, we sell an asset and agree to repurchase the same asset at some period in the future. Generally, the repurchase agreements we enter into stipulate that we must repurchase the asset in 30 days. For financial accounting purposes, these arrangements are treated as secured financings. We retain the assets on our balance sheet and record an obligation to repurchase the asset. The amount we may borrow under these arrangements is generally 96% to 98% of the asset market value. When asset market values decrease, we are required to repay the margin, or difference in market value. To the extent the market values of assets financed with repurchase agreements decline rapidly, we will be required to meet cash margin calls. If cash is unavailable, we may be forced to default under the terms of the repurchase agreement. In that event, the lender retains the right to liquidate the collateral to settle the amount due from us.

•	Limited access to additional capital may ultimately curtail growth. Cash is required to fund loans we originate as financing arrangements allow us to borrow a percentage, typically 98%, of the mortgage note amount. If we are unable to obtain sufficient cash resources, we may not sustain asset growth.

•	Changes in interest rates may harm our results of operations. Our results of operations are likely to be harmed during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could harm our ability to acquire mortgage loans in expected volumes. This could result in a decrease in our earnings and our ability to support our fixed overhead expense levels. Interest rate fluctuations may harm our earnings as a result of potential changes in the spread between the interest rates on our borrowings and the interest rates on our mortgage assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may harm our earnings.

•	Failure to hedge effectively against interest rate changes may harm our results of operations. We attempt to minimize exposure to interest rate fluctuations by hedging. Asset/liability management hedging strategies involve risk and may not be effective in reducing our exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent us from effectively implementing the strategies that we determine, absent such compliance, would best insulate us from the risks associated with changing interest rates.

•	Mortgage insurers may not pay claims resulting in increased credit losses or may in the future change their pricing or underwriting guidelines. We rely on mortgage insurance to mitigate the risk of credit losses. However, we face the risk that our mortgage insurers might not continue to have the financial ability to pay all claims presented. In addition, mortgage insurers have the right to deny a claim if the loan is not properly serviced or has been improperly originated. We also face the risk that mortgage insurance providers will revise their guidelines to such an extent that we will no longer be able to acquire coverage on our new mortgage loan production or will set their premiums at levels that we believe are not economically viable. Any of those events could increase our credit losses and harm our results of operations.

•	Differences in our actual experience compared to the assumptions that we use to determine the value of our mortgage securities could adversely affect our financial position. Currently, our securitization transactions are structured to be treated as sales for financial reporting purposes and, therefore, result in gain recognition at closing. Delinquency, loss, prepayment and discount rate assumptions have a material impact on the amount of gain recognized and on the carrying value of the retained mortgage securities. Gain on sale accounting may create volatile earnings in certain environments, including when loan securitizations are not completed on a consistent schedule. If our actual experience differs materially from the assumptions that we use to determine the value of our mortgage securities, future cash flows, earnings and equity could be negatively affected.

•	Changes in accounting standards might cause us to alter the way we structure or account for securitizations. An exposure draft setting forth changes in the Financial Accounting Standards Board’s SFAS No. 140 has been circulated for comment which, if adopted as drafted, would limit the types of transactions eligible for gain on sale treatment. That change might cause us to alter the way we either structure or account for securitizations.

•	We face loss exposure due to the underlying real estate. A substantial portion of our mortgage assets consists of single family mortgage loans or mortgage securities evidencing interests in single family mortgage loans. Any material decline in real estate values would weaken our collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such mortgage assets arising from borrower defaults to the extent not covered by third party credit enhancement.

•	Loans made to nonconforming mortgage borrowers entail relatively higher delinquency and loss rates. Lenders in the nonconforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to nonconforming mortgage loan borrowers generally entail a relatively higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and, therefore, may result in higher levels of realized losses. Any failure by us to adequately address the risks of nonconforming lending would harm our results of operations, financial condition and business prospects.

•	Current loan performance data may not be indicative of future results. When making capital budgeting and other decisions management uses projections, estimates and assumptions based on our experience with mortgage loans. Actual results and the timing of certain events could differ materially from those projected, due to factors including changes in general economic conditions, fluctuations in interest rates, fluctuations in mortgage loan prepayment speeds and fluctuations in losses due to defaults on mortgage loans. These differences and fluctuations could rise to levels that would harm our profitability.

•

Market factors may limit our ability to acquire mortgage assets at yields that are favorable relative to borrowing costs.    Despite our management’s experience in the acquisition of mortgage assets and our relationships with various mortgage suppliers, we face the risk that we might not be able to acquire mortgage assets which earn interest rates greater than our cost of funds or that we might not be able to acquire a sufficient number of such mortgage assets to maintain our profitability.

•	Intense competition in the nonconforming mortgage loan industry may result in reduced net income or in revised underwriting standards that would harm our operations. We face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders and other mortgage REITs. The government-sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the subprime mortgage industry. Any increase in the competition among lenders to originate or purchase nonconforming mortgage loans may result in either reduced interest income on such mortgage loans compared to present levels, which may reduce net income, or revised underwriting standards permitting higher loan-to-value ratios on properties securing nonconforming mortgage loans, which may harm our operations.

•	Our failure to comply with federal, state or local regulation of mortgage lending, of broker compensation programs or of our local branch operations could adversely affect our operations and profitability. As a mortgage lender, we are subject to many laws and regulations. Any failure to comply with these rules and their interpretations or with any future interpretations or judicial decisions could harm our profitability or cause a change in the way we do business. For example, several lawsuits have been filed challenging types of payments made by mortgage lenders to mortgage brokers, which payments are similar in type to the payments we make to our independent mortgage brokers. Similarly, in our branch operations, we allow our branch managers considerable autonomy, which could result in our facing greater exposure to third-party claims if our compliance programs are not strictly adhered to.

•	New legislation could restrict our ability to make mortgage loans, which could adversely impact our earnings. Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. Passage of these laws and rules could reduce our loan origination volume. In addition, many whole loan buyers may elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Rating agencies likewise may refuse to rate securities backed by such loans. Accordingly, these laws and rules could severely restrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans either in jurisdictions unacceptable to the rating agencies or otherwise within the newly defined thresholds and could have a material adverse effect on our business.

•	Should we fail to maintain REIT status, we would be subject to tax as a regular corporation. We conduct a substantial portion of our business through our taxable REIT subsidiaries which creates additional compliance requirements. We must comply with various tests to continue to qualify as a REIT for federal income tax purposes. We conduct a substantial portion of our business through taxable REIT subsidiaries, such as NovaStar Mortgage. Despite our qualification as a REIT, our taxable REIT subsidiaries must pay federal income tax on their taxable income. Our income from, and investments in, our taxable REIT subsidiaries do not constitute permissible income or investments for some of the REIT qualification tests. While we attempt to ensure that our dealings with our taxable REIT subsidiaries will not adversely affect our REIT qualification, no assurance can be given that we will successfully achieve that result. Furthermore, we may be subject to a 100% penalty tax, or our taxable REIT subsidiary may be denied deductions, to the extent that our dealings with our taxable REIT subsidiaries (such as our receipt of loan guarantee payments) are deemed not to be arm’s length in nature.

•	We have a limited operating history and incurred significant net losses in 1999 and 1998. We have not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Our historical operating performance may be of limited relevance in predicting future performance. We incurred significant net losses in 1999 and 1998.

•	Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock to receive a premium for their securities. In order for us to meet the requirements for qualification as a REIT, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

•	There is no assurance of an active public trading market. Our common stock’s trading volume is relatively low compared to many other securities listed on the New York Stock Exchange. There is no assurance that an active public trading market for the common stock will be sustained, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares will be limited.

•	Investors in our common stock may experience losses, volatility and poor liquidity, and we may reduce or delay payment of our dividends in a variety of circumstances. Our earnings, cash flow, book value, and dividends can be volatile and difficult to predict. Investors should not rely on predictions or management beliefs. Although we seek to pay a regular common stock dividend at a rate that is sustainable, we may cut our dividend payments in the future for a variety of reasons. We may not provide public warnings of such dividend reductions or payment delays prior to their occurrence. Fluctuations in our current and prospective earnings, cash flow and dividends, as well as many other factors such as perceptions, economic conditions, stock market conditions, and the like, can affect our stock price. Investors may experience volatile returns and material losses. In addition, liquidity in the trading of our stock may be insufficient to allow investors to sell their stock in a timely manner or at a reasonable price.

NOVASTAR FINANCIAL, INC.

We are a specialty finance company that operates primarily through three separate but inter-related units—mortgage lending, portfolio management and branch operations.

We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended. As a result, our earnings are generally not subject to federal income tax to the extent that we distribute our earnings to stockholders and maintain our qualification as a REIT. NovaStar Mortgage, Inc., and certain other of our subsidiaries are operated as “taxable subsidiaries” under the REIT tax rules. As such, any earnings that we derive through NovaStar Mortgage and our other taxable REIT subsidiaries are effectively subject to a corporate level tax. We believe this REIT structure is one of the most desirable for owning mortgage loans and mortgage securities and conducting mortgage operations. We are self-advised and self-managed. We do not need to rely on a third-party advisor to provide portfolio investment advice or a third-party manager for the day-to-day administration of our business operations. We believe that our structure favorably distinguishes us from many other mortgage REITs.

NovaStar Financial, Inc., was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

Mortgage Lending

Our subsidiary, NovaStar Mortgage, originates primarily nonconforming, single family residential mortgage loans. NovaStar Mortgage has developed a nationwide network of wholesale loan brokers and mortgage lenders who submit mortgage loans to NovaStar Mortgage. Except for NovaStar Home Mortgage brokers described below, these brokers and mortgage lenders are independent from any of the NovaStar entities. NovaStar Mortgage underwrites these mortgage loans and funds approved mortgage loans using a proprietary web-based underwriting system that may be accessed directly by these brokers and mortgage lenders for nonconforming residential mortgage loans. Nonconforming loans are sold primarily through securitization transactions completed by NovaStar Mortgage.

“Nonconforming” loans are mortgage loans that do not meet the criteria for loans to be owned or guaranteed by Fannie Mae or Freddie Mac. “Nonconforming” borrowers may include individuals who have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. These borrowers also include individuals who, due to self-employment or other circumstances, have difficulty documenting their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the mortgage loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is generally less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending.

Portfolio Management

We manage a long-term mortgage asset portfolio in a tax-advantaged real estate investment trust structure at NovaStar Financial. Our portfolio consists primarily of mortgage securities we retain from the securitization transactions of NovaStar Mortgage or the resecuritization transactions of NovaStar Financial. These securities include AAA- and non-rated interest only securities, prepayment penalty bonds and other subordinated mortgage securities. Mortgage securities are generally financed initially with repurchase agreements and other short-term debt facilities, pending inclusion in long-term resecuritizations. The majority of our net earnings are generated from spread income on the mortgage loan and securities portfolio and from gains on sales of loans sold outright for cash or in securitization transactions. We also earn income from mortgage loans held in our portfolio.

Branch Operations

The third component in our business structure is our mortgage brokerage unit. NovaStar Home Mortgage, Inc. is a licensed mortgage broker with branch offices located throughout the United States. Each branch office is opened with a local retail mortgage broker acting as manager. Branches are organized as limited liability companies (LLCs). The LLC agreements provide for initial capitalization and membership interest of 99.9% to the branch manager and 0.1% to NovaStar Home Mortgage, Inc. We provide accounting, payroll, human resource, loan investor management and license management services for each LLC under separate contractual agreements with the LLC and we receive a fee for providing these services. Generally, the branch manager operates autonomously in customer and loan investor selection; however, the branch manager is required to abide by our compliance programs and policies.

In addition to these primary business units, we operate various fee based business units related to the residential lending industry, which provide title, settlement and credit services to borrowers.

THE PLAN

The Direct Stock Purchase and Dividend Reinvestment Plan was adopted by our Board of Directors on January 29, 2003 and became effective on May 28, 2003.

The following series of questions and answers explains and constitutes the Plan in its entirety. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

PURPOSE

1.    What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of shares of our common stock and interested new investors with a convenient and economical method of increasing their investment in us by investing cash dividends or Optional Cash Payments, or both, in additional shares of common stock without payment of any brokerage commission or service charge and, currently, at a discount ranging from 0% to 3% from the Market Price, as defined in Question 11.

We may also use the Plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts which participants may invest pursuant to the Plan’s Optional Cash Payment feature will allow for these sales.

Under the Plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be used to purchase additional mortgage assets and for general corporate purposes.

The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of common stock. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of the shares of common stock acquired through the reinvestment of dividends or Optional Cash Payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of the shares of our common stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock.

AVAILABLE OPTIONS

2.	What options are available under the Plan?

Stock Purchase Program.    Each month, you may elect to invest Optional Cash Payments in additional shares of common stock, subject to a minimum purchase of $100 and a maximum per month purchase limit of $10,000, subject to waiver. You may make Optional Cash Payments each month even if you do not reinvest dividends.

Dividend Reinvestment Program.    Holders of our common stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners, and interested new investors who make an initial investment through the Stock Purchase program described above, each a Participant, may elect to have all, a percentage, or none of their cash dividends paid on their shares of our common stock automatically reinvested in additional shares of common stock through the Dividend Reinvestment program. Cash dividends are paid on our common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment feature of the Plan.

BENEFITS AND DISADVANTAGES

3.    What are the benefits and disadvantages of the Plan?

Benefits

(a)  The Plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a percentage of your common stock in additional shares of common stock without payment of any brokerage commission or service charge and at a discount from the Market Price ranging from 0% to 3%.

(b)  Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity to make monthly investments of Optional Cash Payments, subject to minimum and maximum amounts, for the purchase of additional shares of common stock. If you purchase shares of common stock under the Optional Cash Payment program, you will not pay any brokerage commission or service charge, and your purchase price will be less a discount ranging from 0% to 3% from the Market Price.

(c)  All cash dividends paid on participants’ Plan shares enrolled in the Dividend Reinvestment program can be fully invested in additional shares of common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

(d)  The Plan Administrator, at no charge to you and at your election, either sends certificates to you for optional shares purchased or provides for the safekeeping of stock certificates for shares credited to each Plan account.

(e)  As a participant in the Plan, you may also elect to deposit with the Plan Administrator certificates for your other common stock registered in your name for safekeeping without charge. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 4 below. If certificates are later issued either upon your request or upon termination of your participation, new, differently numbered certificates will be issued.

(f)  Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your record keeping.

Disadvantages

(a)  Neither we nor the Plan Administrator will pay interest on dividends or Optional Cash Payments held pending reinvestment or investment. In addition, Optional Cash Payments of less than $100 and that percentage of any Optional Cash Payment which exceeds the maximum monthly purchase limit of $10,000, unless such upper limit has been waived by us, may be subject to return to you without interest. In addition, for pre-approved Optional Cash Payments in excess of $10,000 used to purchase common stock directly from us, if the Threshold Price, if any, is not met or the Maximum Price you specified is exceeded, a portion or all of your Optional Cash Payments in excess of $10,000 may be subject to return to you without interest.

(b)  With respect to Optional Cash Payments, the actual number of shares to be issued to your Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period you will not know the actual number of shares, if any, you have purchased.

(c)  With respect to shares acquired from us, while the Plan will provide for a discount from the Market Price during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of our common stock are trading on the Investment Date, when the shares are issued or thereafter. The trading price on the Investment Date generally governs the amount of taxable income to shareholders.

(d)  Because Optional Cash Payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, or one day before the relevant Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, Optional Cash Payments once received by the Plan Administrator will not be returned to you unless you send a written request to the Plan Administrator at least three business days before the Optional Cash Payment Due Date with respect to that payment.

(e)  There is a nominal fee per transaction, a brokerage commission and applicable share transfer taxes on resales that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all or your shares of common stock credited to your Plan account.

(f)  If you chose to reinvest cash dividends, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You will have to use other funds (or sell a percentage of the common stock received) to fund the resulting tax liability.

Prospective investors should carefully consider the matters described in the Risk Factors section of the prospectus before making an investment in our common stock.

ADMINISTRATION

4.    Who Administers the Plan?

We have retained UMB Bank N.A., as the Plan Administrator, to administer the Plan, keep records, send statements of account activity, and perform other duties relating to the Plan. The mailing address, telephone number, website and email addresses are:

UMB Bank N.A.

Securities Transfer Division

928 Grand Boulevard, 13th Floor

Kansas City, Missouri 64106

Telephone (800) 884-4225

http://www.umb.com/business/shareholder

email: stock.transfer@umb.com

Certificates for Plan shares purchased pursuant to the Stock Purchase program but not designated for investment in the Dividend Reinvestment program will be sent to you or held by the Plan Administrator, at your discretion, free of charge. Plan shares designated for the Dividend Reinvestment program will be held by the Plan Administrator and registered in the Plan Administrator’s name (or its nominee) as agent for each Participant in the Plan. As record holder for the Plan shares, the Plan Administrator will receive dividends on all Plan shares held on the dividend Record Date, will credit such dividends to Participants’ accounts on the basis of whole or fractional Plan shares held in such accounts, and will automatically reinvest such dividends in additional shares of common stock according to the percentage of the Participants’ shares of stock designated to reinvest. Any remaining percentage of cash dividends not designated for reinvestment will be sent to you. If the Plan Administrator resigns or otherwise ceases to act as Plan Administrator, we will appoint a new Plan Administrator to administer the Plan, and advise you of the change.

The Plan Administrator also acts as dividend disbursing agent, transfer agent, and registrar for our common stock.

PARTICIPATION

For purposes of this section, responses are generally directed (a) to existing shareholders, according to the method by which their shares are held, or (b) to investors who are not currently shareholders but would like to make an initial purchase of common stock to become a Participant.

5.    Who is eligible to participate?

A Record Owner (which means a stockholder who owns shares of common stock in his or her own name) or a Beneficial Owner (which means a stockholder who beneficially owns shares of common stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank, or other nominee) may participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or coordinating with his or her broker, bank, or other nominee to participate in the Plan on his or her behalf. A broker, bank, or other nominee acting on behalf of a Beneficial Owner must have a separate account for each Beneficial Owner who is a Participant in the Plan and for whom it acts as the broker, bank, or other nominee. In addition, interested investors who are not stockholders may participate in the Plan through the Optional Cash Payment feature.

We may terminate, by written notice, at any time, any Participant’s participation in the Plan if that participation would or could be in violation of the restrictions contained in our Articles of Incorporation or By-laws. Those restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of shares of our capital stock in excess of 9.8% (by number or value) of the outstanding shares. The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. Our Articles of Incorporation provide that in the event a person acquires shares of capital stock in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a charitable beneficiary designated by our Board of Directors. Under our Articles of Incorporation, certain transfers or attempted transfers that would jeopardize our qualification as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

6.    How does an eligible shareholder or interested new investor participate?

Record Owners may join the Plan by completing and signing an authorization form and returning it to the Plan Administrator. Authorization forms may be obtained at any time from the Plan Administrator.

Beneficial Owners who wish to join the Plan must instruct their bank, broker, or other nominee to arrange participation in the Plan on the Beneficial Owner’s behalf. The bank, broker, or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. Interested Beneficial Owners are cautioned to ensure that the broker, bank, or other nominee passes along the proceeds of any applicable discount to the beneficiary’s account.

Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reclassified or reregistered by the bank, broker, or other nominee in the Beneficial Owner’s own name as Record Owner to directly participate in the Plan.

New investors may join the Plan as a Record Owner by making an initial investment in an amount of at least $100 up to $10,000, unless the maximum limit is specifically waived by us. The new investor should mark the box on the authorization form indicating that he or she is a new investor wishing to become a participant and should designate the amount for initial purchase of common stock. At the same time, the new participant may designate all, a percentage, or none of the dividends on shares purchased to be reinvested in additional shares. The authorization form should be returned to the Plan Administrator, with payment, on or before the applicable dates discussed below.

Any Participant who returns a properly executed authorization form to the Plan Administrator without specifying the number of shares to be included in the Dividend Reinvestment program will be enrolled as having selected the Full Dividend Reinvestment Option described below.

If an authorization form requesting reinvestment of dividends is received by the Plan Administrator at least 2 business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an authorization form is received less than 2 business days before the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such stockholder or the participating bank, broker or other nominee is still a holder of record. Additionally, for Participants wishing to make Optional Cash Payments to purchase shares under the Stock Purchase program, full payment must be received by the Plan Administrator by the Optional Cash Payment Due Date. In the case of new investors making an initial investment to become Participants, both the authorization form and full payment of their designated initial investment must be received by the Optional Cash Payment Due Date.

7.    What does the authorization form provide?

The authorization form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator your cash dividends on all or a specified percentage of shares of common stock that you own on the applicable Record Date. The authorization form directs the Plan Administrator to purchase for your account on the Investment Date additional shares of common stock with those dividends and Optional Cash Payments, if any, made by you. The authorization form also directs the Plan Administrator to reinvest automatically all, a percentage, or none of the subsequent dividends with respect to shares of common stock credited to your Plan account.

The authorization form provides for the purchase of initial or additional shares of common stock through the following investment options:

(1)  If you elect “Full Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on all shares of common stock then or subsequently registered in your name, and all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments, toward the purchase of additional shares of common stock.

(2)  If you elect “Partial Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on a specified percentage of shares of common stock that you own on the applicable Record Date registered in your name and specified on the authorization form, together with any Optional Cash Payments, toward the purchase of additional shares of common stock. The Plan Administrator will pay cash dividends on the remaining shares of common stock directly to you.

(3)  If you elect “Optional Cash Payments Only”, you will continue to receive cash dividends on shares of common stock in the usual manner. However, the Plan Administrator will apply any Optional Cash Payments that it receives from you toward the purchase of additional shares of common stock.

You may change your investment options at any time by requesting a new authorization form and returning it to the Plan Administrator at the address set forth in Question 4.

Any Participant who returns a properly executed authorization form to the Plan Administrator without electing an investment option will be enrolled as having selected the Full Dividend Reinvestment Option.

8.    Is partial participation possible under the Plan?

Yes. New investors, Record Owners or the bank, broker, or other nominee for Beneficial Owners may designate any desired percentage of their shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the percentage of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

9.    When may an eligible shareholder or interested new investor join the Plan?

A Record Owner or a Beneficial Owner may join the Plan at any time. A new investor may join the Plan by making an initial investment of $100 to $10,000 (or more with our permission) when returning the authorization form. Once in the Plan, you remain in the Plan until you withdraw, we or the Plan Administrator terminate your participation or we terminate the Plan.

10. When	will dividends and Optional Cash Payments be invested?

When shares are purchased from us, the Plan Administrator will make those purchases on the Investment Date in each month. Generally, the Investment Date will be the dividend payment date for dividends and the 21st day of a month for Optional Cash Payments, unless such date is not a business day in which case it is the 1st business day immediately thereafter, or, in the case of open market purchases, typically some day or days between the Investment Date and the next 10 business days thereafter, as market conditions permit.

When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery, and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases.

If the Plan Administrator receives the authorization form at least two days before the Record Date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Plan Administrator receives the authorization form less than two days before any such Record Date, reinvestment of dividends will begin on the dividend payment date following the next Record Date if you are still a stockholder of record.

The Plan Administrator will allocate shares and credit shares, computed to four decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with dividends to be reinvested or Optional Cash Payments, as the case may be, during the month.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the Plan. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.

PURCHASES AND PRICES OF SHARES

11.    What will be the price to Participants of shares purchased under the Plan?

With respect to reinvested dividends whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at a discount from the Market Price, as defined below, ranging from 0% to 3%. We may establish the discount from the Market Price applicable to reinvested dividends on each corresponding dividend declaration date and will notify the Plan Administrator of the same. The discount may vary each declaration date but once established will apply uniformly to all dividends reinvested after each such corresponding declaration date.

Each month, we may establish a discount between 0% and 3% from the Market Price applicable to Optional Cash Payments. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments during that month.

However, in no event shall the amount of discounts specified above, plus any brokerage commissions, exceed 5% of the fair market value of the common stock on the date of purchase.

The Market Price, in the case of shares purchased directly from us, will be the average of the daily closing prices, computed to 3 decimal places, of our common stock on the NYSE, as reported on Bloomburg, during the Pricing Period (the 10 days on which the NYSE is open and for which trades in our common stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in our common stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, net of any brokerage commissions, computed to 3 decimal places, for all of the common stock purchased by the Plan Administrator with all Participants’ reinvested dividends and Optional Cash Payments for the related month. The Internal Revenue Service has taken the position that for federal tax purposes the amount of the discount and the basis of the stock received are determined based on the market value of the stock on the investment date regardless of the mechanism that we actually employ to determine the number of shares purchased.

Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases.

12.    What are the Record Dates and Investment Dates for Dividend Reinvestment?

For the reinvestment of dividends, the Record Date is the date declared by our Board of Directors for payment of a dividend. Likewise, the dividend payment date declared by our Board of Directors constitutes the Investment Date applicable to the reinvestment of that dividend with respect to shares of common stock acquired directly from us, except that if any such date is not a business day, the first business day immediately following such date will be the Investment Date. The Investment Date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be some day or days between the 21st and the next 10 business days thereafter, as market conditions permit. Dividends will be reinvested on the Investment Date using the applicable Market Price.

13.    How will the number of shares purchased for you be determined?

Your Plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share, less the applicable discount from the Market Price per share. The total amount to be invested will depend on the amount of any dividends paid on the number of shares of common stock that you own on the applicable Record Date and shares of common stock credited to your Plan account and available for investment on the related Investment Date, or the amount of any Optional Cash Payments made by you and available for investment on the related Investment Date. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limit to the number of shares available for issuance pursuant to the reinvestment of dividends.

14.    What is the source of shares of common stock purchased under the Plan?

Shares of common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares or treasury shares, or on the open market or privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of common stock to be purchased under the Plan at least three business days before the relevant Record Date, in the event of a dividend, or Optional Cash Payment Due Date in the event of optional cash, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of common stock to be purchased under the Plan, but information regarding the source of the shares of common stock may be obtained by contacting our investor relations department at (816) 237-7000.

15.    How does the Optional Cash Payment feature of the Plan work?

All Record Owners and interested new investors who have timely submitted signed authorization forms indicating their intention to participate in the Optional Cash Payment feature, and all Beneficial Owners whose brokers, banks, or other nominees have timely submitted signed authorization forms indicating their intention to participate in the Optional Cash Payment feature (except for Beneficial Owners whose brokers, banks, or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make Optional Cash Payments during any month, whether or not a dividend is declared. Optional Cash Payments must be accompanied by a remittance form. Each month the Plan Administrator will apply any Optional Cash Payment received from you no later than one business day before commencement of that month’s Pricing Period to the purchase of additional shares of common stock for your account on the following Investment Date and will reinvest all, a percentage or none of the dividends on such shares as directed on the authorization form.

The Optional Cash Discount is the discount from the Market Price applicable to Optional Cash Payments and such discount will be established each month by us and will range between 0% and 3% of the Market Price, subject to an overall maximum discount of 5% (including the discount on shares acquired through reinvested dividends) for participants in the Dividend Reinvestment Plan who also make optional cash purchases. The Company may limit the amount of optional cash purchases by a participant in the Dividend Reinvestment Plan to assure compliance with the requirement of a maximum discount of 5%.

Each month, at least three business days before the applicable Optional Cash Payment Due Date, we may establish the discount from the Market Price applicable to Optional Cash Payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. The discount may be between 0% and 3% of the Market Price and may vary each month, but once established will apply uniformly to all Optional Cash Payments made during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The discount applies only to Optional Cash Payments. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but information regarding the discount applicable to the next Pricing Period may be obtained by contacting us at (816) 237-7000. Setting a discount for a Pricing Period will not affect the setting of a discount for any subsequent Pricing Period.

You are not obligated to participate in the Optional Cash Payment feature of the Plan. Optional Cash Payments need not be in the same amount each month.

16.    What limitations apply to Optional Cash Payments?

Each Optional Cash Payment is subject to a minimum purchase of $100 and a maximum per month purchase limit of $10,000. Generally, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived by us, will be returned to you without interest at the end of the relevant Pricing Period.

You may make Optional Cash Payments of up to $10,000 each month without our prior approval, subject to our right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock.

Optional Cash Payments in excess of $10,000 may be made by you only upon our acceptance of a completed Request for Waiver form from you and the Plan Administrator’s receipt of that form. There is no pre-established maximum limit applicable to Optional Cash Payments that may be made pursuant to accepted Requests for Waivers. A Request for Waiver form must be received each month by us and accepted by us and notice of our acceptance must have been received by the Plan Administrator no later than the Optional Cash Payment Due Date, as defined in Question 17, for the applicable Investment Date. Requests for Waivers will be accepted only with respect to actual Record Owners and not for the benefit of Beneficial Owners or multiple Participants. If you are interested in obtaining Request for Waiver forms or further information about a Request for Waiver, you should contact our investor relations department at (816) 237-7000 or the Plan Administrator.

Your written Request for Waiver must specify the proposed investment amount(s), Pricing Period(s), calculation of the Purchase Price(s) and Investment Date(s), prior to the commencement of the requested Pricing Period(s). If Requests for Waiver are submitted for any monthly period for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for shares of common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of the shares of common stock, the potential disruption of the price of the shares of common stock by a financial intermediary, the number of shares of common stock that you hold, your past actions under the Plan, the aggregate amount of Optional Cash Payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in our absolute discretion.

Unless we waive our right to do so, we may establish for any Pricing Period a minimum Threshold Price applicable only to the investment of Optional Cash Payments that exceed $10,000 and that are made pursuant to Requests for Waivers, to provide us with the ability to set a minimum price at which shares of common stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when shares of common stock will be purchased directly from us on the applicable Investment Date. We will, at least three business days before each Optional Cash Payment Due Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by us at our discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a Threshold Price has been established for any Pricing Period, but information regarding the Threshold Price may be obtained by contacting us at (816) 237-7000.

The Threshold Price, if any, for Optional Cash Payments made through Requests for Waivers, if established for a Pricing Period, will be a stated dollar amount that the average of the closing prices of the shares of common stock on the New York Stock Exchange during the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a trading day in the Pricing Period, then the trading price for such day will be excluded from the computation of the Market Price for such period and the investment made on the corresponding Investment Date will be reduced. For each trading day on which the Threshold Price is not satisfied,  1/10th of each Optional Cash Payment made by you pursuant to a Request for Waiver will be returned to you, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten trading days in a Pricing Period,  3/10th of your Optional Cash Payment made pursuant to a Request for Waiver will be returned to you by check, without interest, as soon as practicable after the end of the applicable Investment Date. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Investment Date. This return procedure will only apply when shares are purchased directly from us for Optional Cash Payments made through Requests for Waivers and we have set a Threshold Price with respect to the relevant Pricing Period.

Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to Optional Cash Payments made through Requests for Waivers.

For any Pricing Period, we may waive our right to set a Threshold Price for Optional Cash Payments made through Requests for Waivers. You may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting us at (816) 237-7000.

Likewise, your Optional Cash Payments made pursuant to a Request for Waiver may specify a Maximum Price per share that you are willing to pay—and if the Market Price less the applicable discount exceeds such Maximum Price, and the stock is to be purchased directly from us and not on the open market, your investment will not be made and your full payment will instead be returned to you without interest.

At least two (2) business days prior to the commencement of each Pricing Period, we may establish a discount from the Purchase Price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount (the “Waiver Discount”) will be between 0% and 3% of the Purchase Price and may vary for each Investment Date, but once established will apply uniformly to the full amount of all optional cash investments made pursuant to Requests for Waiver for that Investment Date. The Waiver Discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to shares purchased directly from us and only to optional cash investments made pursuant to written Requests for Waiver and does not apply to shares purchased in the open market or to the reinvestment of cash dividends or optional cash investments of $10,000 or less.

17.    What are the Due Dates and Investment Dates for Optional Cash Payments?

Optional Cash Payments will be invested every month on the related Investment Date. The Optional Cash Payment Due Date is one business day before commencement of the related Pricing Period and the Investment

Date is on or about the 21st day of each month or, in the case of open market purchases, the Investment Date will be some day or days between the 21st and the next 10 business days thereafter, as market conditions permit.

Optional Cash Payments that the Plan Administrator receives by the Due Date will be applied to the purchase of shares of common stock on the Investment Dates which relate to that Pricing Period. No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. We will hold over Optional Cash Payments received in any month after the Due Date for investment in the next Pricing Period; however, we will honor your telephone or written request to the Plan Administrator to return such Optional Cash Payments to you.

For a schedule of expected Optional Cash Payment Due Dates and Investment Dates, visit our website at http://www.novastaris.com.

18.    When must the Plan Administrator receive Optional Cash Payments?

Each month the Plan Administrator will apply any Optional Cash Payment for which good funds are timely received to the purchase of shares of common stock for your account during the next Pricing Period. For funds to be invested during the next Pricing Period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first trading day of the ensuing Pricing Period and that check, money order or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to “UMB Bank N.A.” and submitted together with, initially, the authorization form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection. A fee will be charged for each returned check.

No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.

For payments to be invested on the first Investment Date in a Pricing Period, in addition to the receipt of good funds by the first Investment Date in a Pricing Period, the Plan Administrator must be in receipt of an authorization form as of the same date.

19.    May Optional Cash Payments be returned?

Yes. Upon telephone or written request to the Plan Administrator received at least three business days before the Optional Cash Payment Due Date for the Investment Date with respect to which Optional Cash Payments have been delivered to the Plan Administrator, such Optional Cash Payments will be returned to you as soon as practicable. Requests received less than three business days before such date will not be returned but instead will be invested on the next related Investment Date. Additionally, in the case of shares being purchased from us,  1/10 of each Optional Cash Payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each trading day that does not meet the Threshold Price, if any, applicable to Optional Cash Payments made pursuant to Requests for Waivers. Similarly, if the Market Price less any applicable discount exceeds the requested Maximum Price, all your waiver request funds will be returned. Also, each Optional Cash Payment, to the extent that it does not either conform to the limitations, or clear within the time limits, described above, will be subject to return to you as soon as practicable.

20.    Is automatic monthly investment of Optional Cash Payments available under the Plan?

You can automatically invest a specified monthly amount (not less than $100 and not more than $10,000 per month) deducted directly from your U.S. bank account by completing the automatic monthly deduction section on the enrollment form and returning it to the Plan Administrator. Funds will be transferred from your account three business days prior to the Optional Cash Payment Due Date each month. You can change or stop automatic monthly investments by completing and returning a new automatic monthly deduction section on the enrollment form or by sending written notification to the Plan Administrator. The Plan Administrator must receive your instructions and authorization ten business days prior to the monthly Optional Cash Payment Due Date.

21.    Are there any expenses to you in connection with your participation under the Plan?

No. You will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to Optional Cash Payments under the Plan. We will pay all other costs of administration of the Plan. Additionally, you may elect to send the certificates for your other shares of common stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, should you request that the Plan Administrator sell all or any percentage of your shares you may pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions, and applicable stock transfer taxes.

ACCOUNT STATEMENTS

22.    What kind of reports will be sent to you?

You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of the shares of common stock, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders, and Internal Revenue Service information for reporting dividends paid.

DIVIDENDS ON FRACTIONS

23.    Will you be credited with dividends on fractions of shares?

Yes.

CERTIFICATES FOR COMMON SHARES

24.    Will certificates be issued for shares purchased?

No. Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

25.    In whose name will certificates be registered when issued?

Your Plan account is maintained in the name in which your certificates were registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a Beneficial Owner, you should place the request through your banker, broker, or other nominee. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in their Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

WITHDRAWALS AND TERMINATION

26.    When may participants withdraw from the Plan?

You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time. If the request to withdraw is received before an ex-dividend date, the request will be processed within three business days following the Plan Administrator’s receipt of the request.

If the Plan Administrator receives your request to withdraw on or after an ex-dividend date, but before a payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date or Investment Date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.

Any Optional Cash Payments which have been sent to the Plan Administrator before a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal at least five business days before the Optional Cash Payment Due Date with respect to which Optional Cash Payments have been delivered to the Plan Administrator.

27.    How do you withdraw from the Plan?

If you wish to withdraw from the Plan with respect to all or a portion of the shares held in your Plan account, you must notify the Plan Administrator in writing at its address set forth in the answer to Question 4. Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your account under the Plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

Upon withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the shares credited to your Plan account. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale.

Cash will be paid in lieu of any fraction of a share, based on the prevailing Market Price.

28.    Are there any automatic termination provisions?

Yes. Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payments, as applicable, shares will be purchased for the Participant with the related cash dividend or Optional Cash Payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant’s account and the Participant’s shares and any cash dividends paid thereon will be forwarded to the Participant’s legal representative.

Further, participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.

Lastly, participation in the Plan may be terminated if we have reason to believe that your continued participation may cause your share ownership to violate our 9.8% charter limit on share ownership.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock.

OTHER INFORMATION

29.    What happens if you sell or transfer all of the shares registered in your name?

If you dispose of all shares registered in your name and all shares held in your Plan account, and are not shown as a Record Owner on a dividend Record Date, you may be terminated from the Plan as of that date and the termination treated as though a withdrawal notice had been received before the Record Date.

30.    What happens if we declare a stock dividend or a stock split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your Plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

31.    How will shares held by the Plan Administrator be voted at meetings of shareholders?

If you are a Record Owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a Beneficial Owner, you will receive a proxy covering shares held in the Plan through your broker, bank, or other nominee. If a proxy is returned properly signed (unless returned electronically) and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (unless returned electronically) but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed (unless returned electronically) or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

32.    What are our responsibilities and the Plan Administrator’s responsibilities under the Plan?

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.

We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.    May the Plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the Plan at any time. Notice will be sent to you of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.

Any questions of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES FOR PLAN PARTICIPANTS

34.    What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current stockholders who participate in the Plan. New investors and current stockholders should also consult the general discussion under the caption “Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of our stock.

The following summary is based upon an interpretation of current federal tax law. It is important that you consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of common stock acquired pursuant to the Plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

Falk, Shaff & Ziebell, LLP, our tax and ERISA counsel, has rendered an opinion that the following are the material federal income tax consequences of participating in the Plan. However, the opinions of counsel are not binding on the Internal Revenue Service or on the courts, and no assurance can be given that the conclusions reached by Falk, Shaff & Ziebell, LLP, would be sustained in court.

Dividend Reinvestment Program

Participants in the Dividend Reinvestment program under the Plan will be treated for federal income tax purposes as having received, generally on the Investment Date, a distribution in an amount equal to the trading price on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount and the holding period for such shares will begin on the day following the Investment Date.

For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to the closing price of shares on the related Investment Date. Such trading price on that specific date may vary from the Market Price determined under the Plan for such shares.

Example 1:

The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 2% discount (the discount may range from 0% to 3%) from the Market Price where the trading price is the same as the Market Price.

Cash dividends reinvested		$100.00
Assumed Market Price*	$30.00
Less 2% discount per share	$(0.60)
Net purchase price per share	$29.40
Number of shares purchased ($100.00/$29.40)	3.4014
Total taxable dividend resulting from transaction (30.00 x 3.4014)		$102.04

Stock Purchase Program

If you are a participant in the Dividend Reinvestment program under the Plan and you make optional cash purchases, you may be treated as having received a dividend distribution in an amount equal to the excess, if any, of the trading price of the shares acquired on the Investment Date over the amount you paid. We expect to report the excess as a dividend.

Shares acquired under the Stock Purchase program under the Plan will have a tax basis equal to the amount of the payment plus the dividend income, if any, recognized as a result. Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the Investment Date.

Example 2:

The following example may be helpful to illustrate the federal income tax consequences of the Optional Cash Payment feature at a 2% discount (the discount may range from 0% to 3%) from the Market Price where the trading price on the purchase date differs from the Market Price as determined under the Plan’s pricing formula.

Optional Cash Payment		$100.00
Assumed Market Price*	$30.00
Less 2% discount per share	$(0.60)
Net purchase price per share	$29.40
Trading price on stock purchase date	$30.50
Number of shares purchased ($100.00/$29.40)	3.4014
Total taxable dividend resulting from transaction (3.4014 × $30.50 – $100.00)**		$3.74

*	The Market Price for determining the cost to a Plan participant of the shares under the Plan may differ from the trading price of the shares on the purchase or reinvestment date. The trading price on the purchase or reinvestment date is used for federal income tax purposes to determine the amount of the discount realized by a Plan participant.
**	Assumes trading price on Investment Date equals $30.50.

You will not realize any taxable income upon receipt of certificates for whole shares of common stock credited to your account, either upon your request for certain of those shares of common stock or upon your termination of participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of common stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of common stock or fractional share equivalent and the tax basis thereof.

35.    How are income tax withholding provisions applied to you?

If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or such other rate as is then in effect. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate if applicable), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of common stock.

36.    Who bears the risk of market fluctuations in our shares of common stock?

Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

37.    Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to the Plan Administrator. Please mention NovaStar Financial, Inc. and this Plan in all correspondence.

38.    How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us and any such determination will be final. We may adopt additional terms and conditions of the Plan and its operation will be governed by the laws of the State of Missouri.

39.    What are some of your responsibilities under the Plan?

Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator except as expressly provided in the Plan.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of NovaStar’s securities through the Plan. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor’s particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.

Each prospective purchaser of the securities is urged to consult with his or her own tax advisor regarding the specific consequences to him or her of the purchase, ownership and sale of the securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

General

The Internal Revenue Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the “double taxation”, at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of Tax Counsel

Falk, Shaff & Ziebell, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, the private placement, our initial public offering, this offering and NovaStar Financial’s election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through September 30, 2003, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout 2003 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of NovaStar Financial’s operations have not been considered by the courts or the Internal Revenue

Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

•	a dealer or trader in securities;

•	a financial institution;

•	an insurance company;

•	a shareholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	a shareholder whose functional currency is not the United States dollar; or

•	a tax-exempt organization or foreign taxpayer.

The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent NovaStar Financial would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

Ownership of Stock.    For all taxable years after the first taxable year for which a REIT election is made, NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement, NovaStar Financial has had more than 100 shareholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial’s charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as “transferable” for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the

100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT. Treasury regulations require NovaStar Financial to demand from recordholders of designated percentages of our capital stock annual statements disclosing actual and beneficial ownership of stock.

Nature of Assets.    On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the “75% of assets test”. NovaStar Financial expects that substantially all of its assets, other than qualified hedges and the stock of NFI Holding, will be “qualified REIT assets.” Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire qualified REIT assets.

On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer’s securities may not exceed 5% by value of total assets, NovaStar Financial may not own more than 10% of any one issuer’s outstanding voting securities and (other than securities of a taxable REIT subsidiary) it may not hold securities having a value of more than 10% of the value of the outstanding securities of the issuer. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the “25% of assets limits”. In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NFI Holding. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of September 30, 2003, NovaStar Financial complied with the tests described in this paragraph.

REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT’s assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm’s length price for comparable services.

When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests.

Sources of Income.    NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

1.    The 75% Test.    At least 75% of gross income, the “75% of income test” for the taxable year must be derived from the following sources among others:

•	interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

•	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

•	income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of September 30, 2003, NovaStar Financial complied with the 75% of income test on an annualized basis.

2.    The 95% Test.    In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the “95% of income test”. Income attributable to assets other than qualified REIT assets, such as income from or gain on the disposition of qualified hedges, dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, and will not be qualified income for purposes of the 75% of income test. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of September 30, 2003, NovaStar Financial complied with the 95% income test on an annualized basis.

For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from “prohibited transactions” is subject to a 100% tax.

NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.

Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

Distributions.    NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to

•	90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus

•	90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less

•	any “excess noncash income.”

NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. If our income were to materially exceed our cash receipts, we could be compelled to sell assets, borrow or use capital to pay distributions.

If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax.

Taxation of NovaStar Financial

In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis with respect to each year.

In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

NovaStar Financial securitizes mortgage loans and sells the resulting mortgage securities through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. The taxable subsidiary will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.

In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable subsidiary in excess of an arm’s-length price for comparable services. NovaStar Financial will derive income from its taxable subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% of income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends must be limited to 25% of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable subsidiaries and the amount of dividends received from such subsidiaries to ensure compliance with all applicable income and asset tests.

In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm’s-length price for comparable services.

NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends must be limited to 25% of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends received from such subsidiaries to ensure compliance with all applicable income and asset tests.

NovaStar Financial’s taxable subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.

A nondeductible excise tax, equal to 4% of the excess of the required distributions (as shown in the following bulleted list) over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of:

•	85% of NovaStar Financial’s “ordinary income,”

•	95% of NovaStar Financial’s capital gain net income, and

•	income not distributed in earlier years.

Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on NovaStar Financial would reduce the amount of cash available for distribution to stockholders.

Termination or Revocation of REIT Status

The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the requirements described above. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

•	inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

If NovaStar Financial were to fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions were not to apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial were to fail to qualify as a REIT would not be deductible by NovaStar Financial nor would any dividends be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting corporate level taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of the Company’s Stockholders

General.    For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

The Tax Act of 2003 reduced from 38.6% to 15% the maximum rate of income taxation for individuals on dividends paid by most types of tax-paying U.S. corporations. Dividends paid by REITs are not eligible for such treatment except in limited circumstances (such as to the extent of dividend income received from our taxable subsidiaries) which we do not expect will apply to a material extent in our case. The legislation also, in the case of noncorporate taxpayers, generally reduces the maximum long-term capital gains tax rate from 20% to 15% (for sales or exchanges on or after May 6, 2003, through taxable years beginning before January 1, 2009) and reduces the maximum tax rate on ordinary income from 38.6% to 35%. Accordingly, the 15% tax rate for long-term capital gains will generally apply to long-term capital gains, if any, recognized by such a holder on the disposition of our stock and on our distributions designated as long-term capital gain dividends attributable to sales or exchanges on or after May 6, 2003. In addition, the 2003 legislation reduced the backup withholding rate to 28%.

Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial. Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder’s shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. In such event, we would pay tax on such retained net long-term capital gains. In addition, to the extent designated by us, a stockholder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in such stockholder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the stockholder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).

We are required to make dividend distributions to our shareholders on a pro rata basis each year in an amount equal to 90% of our taxable income (before the deduction of dividends paid and excluding net capital gain). If our taxable income were to materially exceed our cash receipts, we would be compelled to dispose of mortgage assets, borrow or use available capital to satisfy the distribution requirement.

Upon any taxable sale or other disposition of the preferred stock, a stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the stockholder’s adjusted basis in the preferred stock for tax purposes. This gain or loss will be a capital gain or loss, and will be long-term capital gain if the preferred stock has been held for more than one year at the time of the disposition. Noncorporate stockholders are generally taxable at a maximum rate of 15% on long-term capital gain. Proceeds received upon a sale or other disposition of our preferred stock may be subject to the information reporting and backup withholding rules described in the accompanying prospectus unless an exemption applies and, if necessary, is properly established.

Taxation of Tax-Exempt Entities

In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Investors

The preceding discussion does not address the federal income tax consequences to foreign investors, nonresident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign investor’s country or unless the Shares are held in connection with the foreign investor’s U.S. business. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial (or the appropriate withholding agent) in order to claim such treatment.

Backup Withholding

The Code imposes a modified form of “backup withholding” for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

•	fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

•	fails properly to report interest or dividends from any source; or

•	under certain circumstances fails to provide NovaStar Financial or the stockholder’s securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

The backup withholding rate is 28% of “reportable payments,” which include dividends. Stockholders should consult their tax advisors as to the procedure for ensuring that distributions to them will not be subject to backup withholding.

NovaStar Financial will report to its stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in NovaStar Financial’s stock.

DIVIDENDS

We generally intend to distribute substantially all of our taxable income with respect to each year (which does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles) to our stockholders so as to comply with the REIT provisions of the Internal Revenue Code. We intend to make dividend distributions quarterly and to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. Our dividend policy is subject to revision at the discretion of our Board of Directors. All distributions will be made at the discretion of our Board of Directors and will depend on our taxable income, our financial condition, maintenance of REIT status and other factors as our Board of Directors deems relevant.

Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of the distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We generally do not intend to declare dividends that would result in a return of capital. Annually, our transfer agent will furnish to each of our stockholders a statement of distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

USE OF PROCEEDS

We do not know either the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We will bear the costs relating to the registration of the common stock being offered, estimated to be $60,000. We intend to use the net proceeds from the sale of such shares of our common stock for the purchase of additional mortgage assets and for other general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases common stock in open market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell common stock to investors (including brokers or dealers or other financial intermediaries) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NYSE.

Under certain circumstances, it is expected that a portion of the shares of common stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such investors pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of common stock acquired through the reinvestment of dividends under the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of common stock held under the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

Common stock may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference facilities maintained by the Commission in Washington, D.C., New York, New York, and Chicago, Illinois.

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	233 Broadway	500 West Madison Street
Washington, DC 20549	New York, NY 10279	Suite 1400
Chicago, IL 60661

Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information. You may request a free copy of any of the above filings by writing or calling:

Corporate Secretary

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

(816) 237-7000

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

INCORPORATION OF IMPORTANT INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

We have filed the documents listed below with the Commission under the Securities Exchange Act of 1934, the Exchange Act, and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, as amended (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003; and

•	The description of our common stock included in our registration statements on Form 8-A, as amended, under the Exchange Act.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement. You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus incorporates by reference) without charge upon written or oral request to NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000.

LEGAL MATTERS

The validity of the common stock offered and certain legal matters will be passed upon by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Falk, Shaff & Ziebell, LLP, Irvine, California.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2002 and 2001 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2000 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, has been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We are not offering the securities in any state where the offer is not permitted.

We do not claim that the information in this prospectus is accurate as of any date other than the date stated on the cover.

2,031,000 Shares

NovaStar Financial, Inc.

Common Stock

PROSPECTUS

December     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration fee	$5,455.90
Legal Fees and Expenses	$15,000.00
Accounting Fees and Expenses	$6,000.00
Printing and Duplicating Expenses	$25,000.00
Miscellaneous	$8,544.10

Total	$60,000.00

Item 15.    Indemnification of Officers and Directors.

Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

The law also provides for comparable indemnification for corporate officers and agents.

The Registrant’s Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Item 16.    Exhibits.

5.1	Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
8.1	Opinion of Falk, Shaff & Ziebell, LLP, as to certain tax matters (including consent of such firm)
23.1	Consent of Tobin & Tobin (see Item 5.1 above)
23.2	Consent of Falk, Shaff & Ziebell (see Item 8.1 above)
23.3a	Consent of Deloitte & Touche LLP, independent accountants
23.3b	Consent of KPMG LLP, independent accountants
24.1*	Power of Attorney (set forth on signature page)

*	Previously filed.

Item 17.    Undertakings.

(a)  The undersigned registrant undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  That,

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, County of Jackson, State of Missouri, on December 9, 2003.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman*
Scott F. Hartman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ Scott F. Hartman* Scott F. Hartman	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2003

/s/ W. Lance Anderson* W. Lance Anderson	President, Chief Operating Officer and Director	December 9, 2003

/s/ Rodney E. Schwatken Rodney E. Schwatken	Vice President, Controller, Treasurer and Secretary (Principal Accounting Officer)	December 9, 2003

/s/ Gregory T. Barmore* Gregory T. Barmore	Director	December 9, 2003

/s/ Edward W. Mehrer* Edward W. Mehrer	Director	December 9, 2003

/s/ Art N. Burtscher* Art N. Burtscher	Director	December 9, 2003

*By:	/s/ Rodney E. Schwatken Rodney E. Schwatken attorney-in-fact

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